As filed with the Securities and Exchange Commission on April 10, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRINET GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3359658
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 San Leandro Blvd., Suite 400

San Leandro, CA 94577

(510) 352-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Burton M. Goldfield

Chief Executive Officer

TriNet Group, Inc.

1100 San Leandro Blvd., Suite 400

San Leandro, CA 94577

(510) 352-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory L. Hammond Chief Legal Officer TriNet Group, Inc. 1100 San Leandro Blvd., Suite 400 San Leandro, CA 94577 (510) 352-5000	Jodie M. Bourdet Craig D. Jacoby Andrew S. Williamson Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Common Stock, par value $0.000025 per share	—	—	—	—

(1)	An indeterminate aggregate initial offering price and amount of shares of the registrant’s common stock is being registered as may from time to time be sold at indeterminate prices. This registration statement also relates to an indeterminate number of shares of the registrant’s common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2)	The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

Prospectus

Common Stock

This prospectus relates to the offer and resale of our common stock from time to time by selling stockholders to be named in a prospectus supplement. To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered. We are not selling any shares under this prospectus and will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

The selling stockholders may offer the shares from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

Specific terms of these offerings will be provided in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, and the documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on The New York Stock Exchange under the trading symbol “TNET.” On April 9, 2015, the last reported sale price of our common stock was $36.53 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties referred to under the heading “Risk Factors” on page 8 of this prospectus and as contained in the applicable prospectus supplement, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 10, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration statement, the selling stockholders may offer and sell shares of our common stock in one or more offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus and the applicable prospectus supplement or in any related free writing prospectus filed by us with the SEC. We and the selling stockholders have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

You should assume that the information contained in or incorporated by reference in this prospectus and the applicable prospectus supplement or in any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context suggests otherwise, references in this prospectus to “TriNet,” the “Company,” “we,” “us” and “our” refer to TriNet Group, Inc. and, where appropriate, its subsidiaries.

i

The aggregate market value of our voting and non-voting common equity held by our non-affiliates was approximately $1.4 billion as of March 31, 2015 based upon the closing sale price on the New York Stock Exchange reported on such date. For purposes of determining whether a stockholder was our affiliate at March 31, 2015, we assumed that a stockholder was our affiliate at March 31, 2015 if such stockholder (i) beneficially owned 10% or more of our capital stock, as determined based on public filings, and/or (ii) was an executive officer or director, or was affiliated with an executive officer or director, of our company at March 31, 2015. Exclusion of such shares should not be construed to indicate that any such person possesses the power, direct or indirect, to direct or cause the direction of the management or policies of the registrant or that such person is controlled by or under common control with the registrant.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in documents incorporated by reference into this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the section titled “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus and the applicable prospectus supplement. You should also carefully read the information incorporated by reference into this prospectus and the applicable prospectus supplement, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Company Overview

TriNet is a leading provider of a comprehensive human resources solution for small to medium-sized businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to one strategic partner and allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our proprietary, cloud-based technology platform, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. We believe we are a leader in the industry due to our size, our presence in the United States and Canada and the number of clients and employees that we serve. As of December 31, 2014, we served over 10,000 clients in all 50 states, the District of Columbia and Canada and co-employed approximately 288,000 of our clients’ employees, which we refer to as worksite employees, or WSEs. In 2014, we processed over $25 billion in payroll and payroll tax payments for our clients.

HR is a mission-critical function for businesses. Businesses of all sizes face increasing levels of complexity in managing HR processes, including regulatory pressures and escalating healthcare costs. These challenges are especially acute for SMBs, which typically lack the scale and capability to solve many of these issues on their own. In 2011, there were approximately 5.7 million employers with 500 or fewer employees. These SMBs employed approximately 55 million people in the United States, or 49% of all U.S. employees, and represented over 99% of all U.S. employers in 2011. We estimate that in 2013, SMBs spent approximately $90 billion on in-house HR resources, payroll processing and other HR services. We believe that this in-house approach is more challenging for SMBs to manage, and is less effective and more costly as compared to our comprehensive, outsourced solution. Therefore, we believe that this presents a significant opportunity for us to continue to penetrate and expand our presence in the SMB market.

We offer our clients a bundled solution that enables them to outsource their HR function to a single provider. We believe that the combination of our HR professionals, full suite of services, vertical market orientation, broad geographic reach and powerful technology platform enables us to solve the HR challenges of our SMB clients. Our solution helps reduce the complexity, cost and risk of managing the HR function for our SMB clients while helping SMBs better retain their employees. In addition, our tailored approach allows us to serve a diverse range of industries with varying levels of HR requirements. For our clients’ employees, we provide access to high-caliber, big-company benefits, timely payroll processing and anytime and anywhere system access. We are also able to leverage our strong and diverse partner relationships to provide a broad and rich suite of services and benefits for our clients and their employees. We believe that this provides us with a highly referenceable customer base that allows us to further penetrate our target vertical markets.

We utilize a co-employment model pursuant to which both we and our clients become employers of our clients’ employees, which we refer to as WSEs. This model affords us a close and embedded relationship with our clients and their employees. Under the co-employment model, employment-related liabilities are contractually allocated between us and our clients. We assume responsibility for, and manage the risks associated with, each clients’ employee payroll obligations, including the liability for payment of salaries and wages to each client employee, the payment of payroll taxes and, at the client’s option, responsibility for providing group health, welfare, workers compensation and retirement benefits to such individuals. Unlike a payroll service provider, we issue each WSE a payroll check drawn on our bank accounts and contract with insurance carriers to provide health and workers compensation insurance to WSEs under TriNet’s name.

Our proprietary, cloud-based technology platform and our team of HR professionals make HR transactions simple, seamless and efficient for employers and employees. Our platform is designed to function as the core system of record for all of our clients’ HR activities and allows our clients to enjoy 24/7, ubiquitous access. Our platform is also highly scalable, allowing us to efficiently add new clients and grow with our existing clients.

We sell our solutions primarily through our direct sales organization, which consists of sales representatives, sales management and sales operations and support personnel, and which we align around target vertical markets, including technology, life sciences, property management, professional services, banking and financial services, retail, manufacturing and hospitality services. The HR needs of our clients are influenced by the industry in which they operate. For example, wage and hour compliance and workers compensation are important components of our solution for clients in the food service industry, and retirement plans and specialized employee perquisites are significant components of the solution we provide to clients in the financial services industry. We believe that our vertical market expertise and tailored service offerings differentiate us in the market and allow us to compete more effectively. We acquire this expertise organically, by hiring individuals who are experienced in the markets that we target for our services. For example, we hire experienced sales persons and human capital consultants within the technology industry in order to build service teams that will understand the needs of our technology clients. Attracting employees with these skills in turn helps to increase the expertise and sophistication of our employees as they serve clients within a vertical industry. We also acquire vertical market expertise through our acquisitions. For example, we acquired significant expertise in blue- and gray-collar vertical markets such as property management and food services with our acquisition of SOI Holdings, Inc., and in the high-end financial services industry with our acquisition of Ambrose Employer Group, LLC. The industry-specific expertise we obtain through acquisitions allows us to better understand the needs of our clients and package the services we provide accordingly. We also employ a broad range of awareness and demand-generation marketing programs, including billboards, digital and print advertising, e-mail, direct mail and social media. We have an internal public relations team that works with an external agency to promote relevant content to target media outlets. We sponsor and participate in associations and events around the country and utilize these forums to target specific vertical and geographic markets.

Our total revenues consist of professional service revenues and insurance service revenues. For 2014 and 2013, 16% and 17% of our total revenues, respectively, consisted of professional service revenues, and 84% and 83% of our total revenues, respectively, consisted of insurance service revenues. We earn professional service revenues by processing HR transactions, such as payroll and employment tax withholding, and providing labor and benefit law compliance services, on behalf of our clients. We earn insurance service revenues by providing risk-based, third-party plans to our clients, primarily employee health benefit plans and workers compensation insurance.

For professional service revenues, we recognize as revenues the fees we earn for processing HR transactions, which fees do not include the payroll that is paid to us by the client and paid out to WSEs or remitted as taxes. We recognize as insurance service revenues all insurance-related billings and administrative fees collected from clients and withheld from WSEs for risk-based insurance plans provided through third-party insurance carriers, primarily employee health insurance and workers compensation insurance. We in turn pay premiums to third-party insurance carriers for these insurance benefits, as well as reimburse them for claim payments within our insurance deductible layer. These premiums and reimbursements are classified as insurance costs on our statements of operations. To augment our financial information prepared in accordance with U.S. generally accepted accounting principles, or GAAP, we use internally a non-GAAP financial measure, Net Insurance Service Revenues, which consists of insurance service revenues less insurance costs. We also use a measure of total non-GAAP revenue, or Net Service Revenues, which is the sum of professional service revenues and Net Insurance Service Revenues. For 2014, 67% of our Net Service Revenues consisted of professional service revenues and 33% of our Net Service Revenues consisted of Net Insurance Service Revenues.

We have grown our business organically and through strategic acquisitions. For 2014, 2013 and 2012, our total revenues were $2.2 billion, $1.6 billion, and $1.0 billion respectively, our Net Service Revenues were $507.2 million, $417.7 million and $269.0 million, respectively, and our net income was $15.5 million, $13.1 million and $31.8 million, respectively. For 2014, 2013 and 2012, our Adjusted EBITDA was $165.3 million, $136.0 million and $95.4 million, respectively.

Our Market Opportunity

We serve the HR needs of SMBs in the United States. The growing complexity of managing HR processes today presents a significant challenge for SMBs. Traditionally, SMBs have managed HR processes in-house through a range of separately delivered services rather than seeking a holistic and comprehensive solution, which we believe has further aggravated many of these challenges. We believe that a bundled HR solution better addresses these needs and allows SMBs to focus in-house resources on business operations instead of managing HR activities. As a result, we believe that this represents a significant opportunity for TriNet’s solution.

Large and Underpenetrated Market. SMBs employ a large percentage of the total employee base in the United States today. According to the U.S. Census Bureau, in 2011, approximately 55 million employees were employed by organizations with fewer than 500 employees, representing approximately 49% of U.S. employees. These SMBs comprised approximately 5.7 million business organizations, representing over 99% of U.S. employers in 2011. Though smaller, these companies have HR needs similar to their larger counterparts, including payroll, employee benefits and many other HR services for employees, and spend significant amounts on managing these processes. We estimate that in 2013 SMBs spent approximately $90 billion in providing HR services, and that most of this spending was on in-house resources. Based on data published by the National Association of Professional Employer Organizations, we estimate that in 2012 fewer than 5% of U.S. employees of businesses with fewer than 500 employees were part of a co-employment arrangement, in which all or some portion of the employer’s HR function was outsourced to a single third-party provider such as TriNet. We believe that our growth opportunity is primarily a function of our ability to increase our penetration of the SMB market.

HR Management Increasing in Complexity. The HR function is becoming increasingly complex. The scope of responsibilities and demands on HR departments continues to expand beyond the management of payroll and benefits as firms compete to attract, retain and motivate employees. In addition, external pressures continue to mount as firms must deal with the increased complexity of the laws and regulations that govern the provision and administration of HR services, including effectively managing multiple and disparate state and federal laws and regulations. As a recent example, the Patient Protection and Affordable Care Act, enacted in March 2010, imposes a staggered schedule of sweeping health care reforms, which began in 2010 and will continue through 2018, and which will put increased burdens on many employers.

Challenges Are Especially Acute for SMBs. SMBs typically confront an array of challenges as they seek to address increasingly complex HR requirements. These organizations frequently lack the dedicated and specialized personnel and systems that are necessary to provide complex HR solutions. According to The Bureau of National Affairs, Inc., in 2013, 39% of the smallest (fewer than 250 workers) organizations surveyed did not have an HR specialist on staff. Conversely, 90% of the largest (more than 2,500 workers) organizations surveyed have at least one employee devoted to just one or two areas of HR. Additionally, a large portion of HR-related spending by SMBs has traditionally been on a range of disparate products and services, where companies utilize a combination of third-party service and technology providers and in-house resources to administer the HR function. We believe that this approach of utilizing a combination of various third-party providers further complicates the delivery of HR services, dilutes the benefit that HR processes can have on an organization, and is typically more costly than a bundled solution. Lastly, our experience and feedback from our clients indicate that SMBs typically cannot afford to invest in a comprehensive technology platform to manage their HR processes and often lack the scale required to negotiate favorable employee health benefit and workers compensation plan terms with insurance companies and other large employee benefits providers. As a result, we believe that SMBs will increasingly look to a bundled solution to help solve these issues.

Our Solution

We offer our clients a bundled solution that enables them to outsource their HR function to one strategic partner, so they can focus on operating and growing their core businesses. Our bundled solution, which includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance, holistically addresses the HR needs of both our clients and their employees. For each of our clients, we offer timely payroll processing and access to a team of HR professionals with specific knowledge of its industry to help reduce the complexity, cost and risk of managing the HR function, while helping them better retain their workforce. For employees, we provide access to high-caliber, big-company benefits and other services such as expert HR guidance and anytime, anywhere access to comprehensive HR information and services. We leverage our strong and diverse partner relationships to provide a broad and rich suite of services for our clients and their employees.

We serve a number of large vertical markets. Businesses in these vertical markets have HR requirements that vary across two primary dimensions: (1) the complexity of HR needs and (2) the importance of employee benefits and a high touch service experience. We believe that our ability to address our target vertical markets across these dimensions is a clear competitive differentiator.

Our vertical market expertise allows us to tailor our services for our target industries, which helps to further embed us within our clients and helps us to deliver meaningful business impact. Our solution is delivered by a team of HR professionals with expertise in our clients’ industries, enabled by our proprietary, cloud-based technology platform, which simplifies the day-to-day HR transactions of our clients and their employees. Our platform provides SMBs with the knowledge and features of large-business support and technology, as well as anywhere and any-device access to their HR systems. Our platform is also highly scalable, allowing our clients to efficiently add new employees and us to grow with our existing clients. Its seamless integration with partner systems allows single-sign-on functionality that enhances the employee and employer experience.

Our Competitive Advantages

We believe that we have the following key competitive advantages:

Comprehensive Suite of HR Capabilities. We are the strategic HR partner to our clients. Our innovative bundled solution, developed over our 25-year operating history, allows our clients to outsource their HR function to a single provider in an effective and cost-efficient manner. As the provider of a bundled solution, we deliver our services in a coordinated and comprehensive manner, which provides significant value to our clients by reducing the complexity of managing the HR function. The services that we provide are delivered through a combination of HR professionals and our proprietary, cloud-based technology platform. Each TriNet client is guided by a team of HR professionals with expertise in both complex and day-to-day HR questions and challenges, ensuring a high level of customer service and attention throughout the client’s organization. In addition to our HR services such as payroll processing and human capital consulting, we also offer our clients and their employees access to a broad range of big-company employee benefits plans, and our risk management tools allow us to significantly mitigate employer risk, such as compliance, legal and related risks, including workers compensation and employee practices liability insurance.

Deep Vertical Market Expertise. We focus on serving clients in specific industry vertical markets. We have developed deep expertise around the HR functions within our target industries, which enables us to provide our clients with a solution tailored to the industries in which they operate. Our direct sales force and go-to-market strategy is aligned with these vertical markets, which enhances our client value proposition and allows us to leverage our strong institutional knowledge to further expand our presence within these target industries. We believe that this verticalized approach allows us to target clients across a range of industries in which SMBs have varying levels of need for services based on the complexity of their HR environment and required employee experience.

Proprietary, Cloud-Based Technology Platform. Our proprietary, cloud-based technology platform enables our clients and their employees to conduct their HR transactions anytime and anywhere. Our platform offers online self-service tools for managing employee payroll, creating compensation reports, managing employee hiring and termination and managing health benefits. As a result of our long-standing partnerships and the significant investments that we have made in our platform, our technology and benefits services partners are able to integrate their systems with our platform, allowing employees to access a unified view of all of their pertinent HR information. In addition, our platform allows clients to leverage information about their workforce in real time to keep tactical HR demands under control. Our platform is also highly scalable, which allows our clients to efficiently add new employees.

Scale. We are able to leverage our national presence and large WSE base to provide a comprehensive and cost-effective solution to our clients. SMBs typically lack the scale required to negotiate favorable employee health benefit plan prices and other features with insurance companies and other large employee benefits providers. Leveraging the economies of scale arising from serving approximately 288,000 WSEs, we are able to make significant investments in our technology platform and are typically able to secure a broader range of benefits plans at rates and with features that are more competitive than those that an SMB would be able to procure on its own. In addition, our scale has allowed us to specialize our workforce by industry vertical markets and deliver more relevant services to our clients.

Strong Strategic Partnerships. We have developed strong relationships with our insurance and risk management partners, as well as other vendors and suppliers, which we believe enable us to provide a broader array of services to our clients and their employees more cost-effectively than if they attempted to purchase these offerings themselves. We have long-standing relationships with large health benefits insurers, such as Aetna, Blue Shield of California, Blue Cross and Blue Shield of Florida, Kaiser Permanente, MetLife and United Healthcare, as well as retirement plan providers, such as Transamerica Retirement Services and MassMutual. We believe that we are a valuable partner for our insurance and other service vendors, as we provide them with an attractive channel to the hard-to-reach SMB market through our large scale presence across the United States and Canada, and across a wide range of industry vertical markets.

Our Growth Strategies

Our goal is to become the leading HR solutions provider to SMBs. Our strategies to achieve that goal include the following:

•	Continue to Penetrate the SMB Market Using Our Vertical Market Approach. Our focus on serving clients in specific industry vertical markets has given us deep, substantive knowledge of the HR needs facing SMBs in those industries. This enables us to provide a bundled solution of services to each client that is tailored to its specific needs and better enables us to attract sales professionals with industry expertise. We intend to continue this focus on industry vertical markets. We also regularly assess additional and new industry vertical markets and intend to add them, either through acquisition or internal development, selectively based on what we believe the market opportunity is.

•	Expand Our Direct Sales Force. We believe that the SMB market remains significantly underpenetrated for a bundled HR solution such as ours. We intend to continue to invest in our direct sales force to enable us to identify and acquire new clients across our target vertical markets, in addition to expanding our sales force to target new vertical markets.

•	Grow With Our Clients by Enhancing the Breadth and Quality of Our Services. We intend to continue to expand the breadth and quality of our HR solution. We believe that this will allow us to continue to enhance the value proposition for our clients, as well as grow and retain them longer by providing additional high-quality service offerings.

•	Continue to Enhance Our Technology Platform. We intend to continue to invest in and improve our proprietary, cloud-based technology platform, including mobile applications, in order to provide our clients with enhanced features and functionality with which to conduct their HR transactions, manage employees and analyze employee benefits data. This may include acquiring or developing additional functionality or technology.

•	Continue to Grow Through Strategic Acquisitions. We have successfully completed numerous strategic acquisitions over the course of the past decade, which has allowed us to enhance and expand our presence in both existing and new target industries as well as expand our solution and technology platform. We intend to continue to pursue strategic acquisitions that will enable us to leverage our existing assets and offer our clients more comprehensive and attractive services.

Company Information

We were incorporated in 1988 as TriNet Employer Group, Inc., a California corporation. We reincorporated as TriNet Merger Corporation, a Delaware corporation, in 2000 and during that year changed our name to TriNet Group, Inc. Our principal executive offices are located at 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577 and our telephone number is (510) 352-5000. Our website address is www.trinet.com. Information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in determining whether to make an investment decision.

TriNet, TriNet Group, SOI, Ambrose, Accord and ExpenseCloud and their associated logos and other trade names, trademarks or service marks of TriNet appearing in this prospectus are the property of TriNet. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors, or factors that we currently deem immaterial, that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	the market acceptance of outsourcing the HR function, and the anticipated benefits associated with the use of a bundled HR solution;

•	our ability to expand our direct sales force and the efficacy of our sales and marketing efforts;

•	our ability to gain new clients, and our clients’ ability to grow and gain more employees;

•	our ability to effectively acquire and integrate new businesses;

•	the effects of seasonal trends on our results of operations;

•	changes to and our ability to comply with laws and regulations, including both those applicable to the co-employment relationship as well as those applicable to our clients’ businesses and their employees;

•	the implementation of the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act, and its application to the co-employer relationship;

•	our ability to effectively manage our growth;

•	the effects of increased competition and our ability to compete effectively;

•	our ability to comply with the restrictions of our credit facility and meet our debt obligations;

•	economic and financial conditions and our ability to succeed in different economic environments;

•	employment and wage levels;

•	industry and technology trends;

•	our ability to attract and retain qualified personnel;

•	our ability to maintain, protect and enhance our brand and our intellectual property;

•	our financial performance, including our revenues, costs of revenues, gross margin and operating expenses, and our ability to sustain profitability;

•	our future capital requirements and estimates regarding the sufficiency of our cash resources; and

•	our ability to effectively scale and adapt our technology.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus, the applicable prospectus supplement, any related free writing prospectus and the other documents that are incorporated by reference into this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus and the applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with a specific offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. The selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling stockholder and the number of and type of securities beneficially owned by such selling stockholder that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling stockholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the applicable provisions of the Delaware General Corporation Law and the agreements described below. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the Delaware General Corporation Law and such agreements. For information on how to obtain copies of our amended and restated certificate of incorporation, our amended and restated bylaws and such agreements, which are exhibits to the registration statement of which this prospectus forms a part, see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our authorized capital stock consists of 770,000,000 shares, of which 750,000,000 shares are designated as common stock, par value $0.000025 per share, and 20,000,000 shares are designated as preferred stock, par value $0.000025 per share.

As of March 31, 2015, we had outstanding 70,076,978 shares of common stock held by approximately 50 stockholders of record. As of March 31, 2015, we also had outstanding (i) options to acquire 98,740 shares of common stock having a weighted average exercise price of $0.50 per share held by employees, directors and consultants pursuant to our 2000 Plan, and (ii) options to acquire 5,732,823 shares of common stock having a weighted average exercise price of $7.99 per share and 913,051 shares of common stock issuable upon the settlement of restricted stock units held by employees, directors and consultants pursuant to our 2009 Equity Incentive Plan.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available therefor. In the event that we liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 20,000,000 shares of preferred stock in one or more series and authorize their issuance, subject to the approval rights of the common stock described above. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. As of March 31, 2015, no shares of preferred stock were outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

We are party to an amended and restated registration rights agreement that provides that certain holders of our common stock have certain registration rights with regard to those shares, as set forth below. The primary holders of these registration rights are GA TriNet, LLC and HR Acquisitions, LLC, which held 18,972,325 shares of our common stock and 1,118,987 shares of our common stock, respectively, as of March 31, 2015. In this section, we refer to GA TriNet, LLC, HR Acquisitions, LLC and their affiliates and successors as the General Atlantic stockholders.

The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than the underwriting discounts and commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below. The demand, piggyback and Form S-3 registration rights described below will expire as to a given stockholder when such stockholder owns less than 1% of our outstanding common stock on an as-converted, fully-diluted basis and when all of the common stock held by such holder may be sold in a single sale under Rule 144.

Demand Registration Rights

The General Atlantic stockholders may, on not more than three occasions, demand that we register all or a portion of their shares. In the event of such a demand, we must use our reasonable best efforts to cause such shares to be registered for sale under the Securities Act, subject to exceptions specified in the agreement. Such request for registration must cover shares with an anticipated aggregate offering price, net of the underwriting discounts and commissions, in excess of $10,000,000.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act in another offering, either for our own account or for the account of securityholders other than the General Atlantic stockholders, the General Atlantic stockholders will be entitled to “piggyback” registration rights allowing them to include their shares in such registration. As a result, whenever we propose to file a registration statement under the Securities Act, including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8, the General Atlantic stockholders are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

At any time we are eligible to use Form S-3 under the Securities Act, the General Atlantic stockholders may demand that we register all or a portion of their shares on Form S-3. In the event of such a demand, we must use our reasonable best efforts to cause such shares to be registered for sale under the Securities Act, subject to exceptions specified in the agreement. Such request for registration must cover shares with an anticipated aggregate offering price, net of the underwriting discounts and commissions, equal to or in excess of $5,000,000.

Anti-Takeover Provisions

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by the majority of our whole board of directors, chair of our board of directors or our chief executive officer.

In addition, in accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms.

The foregoing provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A. Its address is 250 Royall Street, Canton, MA 02021.

Listing on The New York Stock Exchange

Our common stock is listed on The New York Stock Exchange under the symbol “TNET.”

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we register. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Our common stock is listed on The New York Stock Exchange under the symbol “TNET.”

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, San Francisco, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We also maintain a website at http://www.trinet.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36373):

•	our annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 30, 2015;

•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2014 from our definitive proxy statement on Schedule 14A for our 2015 Annual Meeting of Stockholders, filed with the SEC on April 2, 2015;

•	our current report on Form 8-K, filed with the SEC on March 11, 2015; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 24, 2014, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus, which documents will become a part of this prospectus from the date that such documents are filed with the SEC.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to TriNet Group, Inc., Attention: Legal Department, 1100 San Leandro Blvd., Suite 400, San Leandro, CA 94577. Our phone number is (510) 352-5000.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities being registered.

Amount
SEC registration fee	$(1)
FINRA filing fee (if applicable)	(2)
Accounting fees and expenses	(2)
Legal fees and expenses	(2)
Transfer agent and registrar fees and expenses	(2)
Trustee fees and expenses	(2)
Printing and miscellaneous fees and expenses	(2)

Total	$(2)

(1)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee for the shares of common stock offered by the prospectus.
(2)	These fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was our director, officer, employee or agent, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the our best interest. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Item 16.	Exhibits

Exhibit No.	Description of Exhibit	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

1.1*	Form of Underwriting Agreement.

2.1	Equity Purchase Agreement by and among TriNet Group, Inc., Ambrose Employer Group, LLC and Gregory Slamowitz, John Iorillo and Marc Dwek, dated July 1, 2013.	S-1	333-192465	2.1	11/21/2013

2.2	Agreement and Plan of Merger by and among TriNet Group, Inc., Champ Acquisition Corporation, SOI Holdings, Inc. and SOI Stockholder Representative, LLC, dated August 24, 2012.	S-1	333-192465	2.2	11/21/2013

2.3**	Agreement and Plan of Merger by and among TriNet Group, Inc., Gin Acquisition, Inc. and Gevity HR, Inc., dated March 4, 2009.	8-K	000-22701	2.1	3/6/2009

3.1	Amended and Restated Certificate of Incorporation of TriNet Group, Inc.	8-K	001-36373	3.1	4/1/2014

3.2	Amended and Restated Bylaws of TriNet Group, Inc.	S-1/A	333-192465	3.4	3/4/2014

4.1	Amended and Restated Registration Rights Agreement, by and among TriNet Group, Inc., GA TriNet LLC and HR Acquisitions, LLC, dated June 1, 2009.	S-1	333-192465	4.2	11/21/2013

5.1	Form of Opinion of Cooley LLP.					X

23.1	Consent of Cooley LLP (included in Exhibit 5.1).					X

23.2	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included on the signature page of this registration statement).					X

*	To be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated herein by reference, if applicable.
**	Filed as Exhibit 2.1 to the current report on Form 8-K of Gevity HR, Inc. filed with the Securities and Exchange Commission on March 6, 2009 (file no. 000-22701) and incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for purposes of determining any liability under the Securities Act of 1933:

(i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of the registration statement as of the time it was declared effective; and

(ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Leandro, State of California, on April 10, 2015.

TRINET GROUP, INC.

By:	/s/ Burton M. Goldfield
Burton M. Goldfield
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Burton M. Goldfield, William Porter and Gregory L. Hammond, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable TriNet Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Burton M. Goldfield Burton M. Goldfield	Chief Executive Officer (principal executive officer)	April 10, 2015

/s/ William Porter William Porter	Chief Financial Officer (principal financial and accounting officer)	April 10, 2015

/s/ Katherine August-deWilde Katherine August-deWilde	Director	April 10, 2015

/s/ Martin Babinec Martin Babinec	Director	April 10, 2015

/s/ H. Raymond Bingham H. Raymond Bingham	Director	April 10, 2015

/s/ Kenneth Goldman Kenneth Goldman	Director	April 10, 2015

Signature	Title	Date

/s/ David C. Hodgson David C. Hodgson	Director	April 10, 2015

/s/ John H. Kispert John H. Kispert	Director	April 10, 2015

/s/ Wayne B. Lowell Wayne B. Lowell	Director	April 10, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

1.1*	Form of Underwriting Agreement.

2.1	Equity Purchase Agreement by and among TriNet Group, Inc., Ambrose Employer Group, LLC and Gregory Slamowitz, John Iorillo and Marc Dwek, dated July 1, 2013.	S-1	333-192465	2.1	11/21/2013

2.2	Agreement and Plan of Merger by and among TriNet Group, Inc., Champ Acquisition Corporation, SOI Holdings, Inc. and SOI Stockholder Representative, LLC, dated August 24, 2012.	S-1	333-192465	2.2	11/21/2013

2.3**	Agreement and Plan of Merger by and among TriNet Group, Inc., Gin Acquisition, Inc. and Gevity HR, Inc., dated March 4, 2009.	8-K	000-22701	2.1	3/6/2009

3.1	Amended and Restated Certificate of Incorporation of TriNet Group, Inc.	8-K	001-36373	3.1	4/1/2014

3.2	Amended and Restated Bylaws of TriNet Group, Inc.	S-1/A	333-192465	3.4	3/4/2014

4.1	Amended and Restated Registration Rights Agreement, by and among TriNet Group, Inc., GA TriNet LLC and HR Acquisitions, LLC, dated June 1, 2009.	S-1	333-192465	4.2	11/21/2013

5.1	Form of Opinion of Cooley LLP.					X

23.1	Consent of Cooley LLP (included in Exhibit 5.1).					X

23.2	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included on the signature page of this registration statement).					X

*	To be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated herein by reference, if applicable.
**	Filed as Exhibit 2.1 to the current report on Form 8-K of Gevity HR, Inc. filed with the Securities and Exchange Commission on March 6, 2009 (file no. 000-22701) and incorporated herein by reference.